Exhibit 10.50

Heads of Terms- Elixir Gaming Technologies	Confidential

Scientific Games Worldwide Limited

Agreement for the Provision of

Gaming Terminals, and license of

related software

to

Elixir Gaming Technologies (Hong Kong) Limited

Heads of Terms- Elixir Gaming Technologies	Confidential

Confidential

HEADS OF TERMS FOR SUPPLY OF GAMING TERMINALS

ELIXIR GAMING TECHNOLOGIES (HONG KONG) LIMITED

This Heads of Terms for the Supply of Gaming Terminals is effective on this the 19th day of NOVEMBER 2008.(the “Effective Date”)

PARTIES:

ELIXIR GAMING TECHNOLOGIES (HONG KONG) LIMITED a company incorporated under the laws of Hong Kong with its principal place of business at Units 2A & 3B, 29/F., The Centrium, 60 Wyndham Street, Central, Hong Kong (“EGT”); and

SCIENTIFIC GAMES WORLDWIDE LIMITED, a company incorporated under the laws of Ireland with its principal place of business at Athlone Road, Ballymahon, CO Longford, Ireland.  (“SGW”).

RECITALS:

(a)           WHEREAS EGT is a distributor and provider of networked gaming terminals, electronic gaming machines and other gaming products and equipment in a number of jurisdictions, including Cambodia, Vietnam and the Philippines, and is further entitled to repair and maintain the said gaming terminals, products and equipment.

(b)           WHEREAS SGW owns and is able to supply certain of its and/or its affiliated companies’ gaming terminals (collectively “Gaming Terminals” or “VLTs”) to EGT, and EGT is entitled to operate or supply such Gaming Terminals to licensed premises in Cambodia, (or other agreed territories agreed by the parties”)  and is also able to supply and keep updated games compendiums and related software to EGT for deployment of the Gaming Terminals;

(c)           WHEREAS EGT wishes to lease from SGW, and to place, the networked gaming terminals and related software and equipment, including but not limited to those mentioned in Clause 1.1.3 below (hereinafter referred to as the “SGW System”) at the licensed venues of its contractual partners (collectively the “Sites”), and the Parties also wish to conclude a Service Level Agreement (“SLA”) for the service and maintenance of such SGW System up to the appropriate levels of service at such later time to be agreed by the Parties;

NOW THEREFORE, the following is agreed:

OPERATIVE TERMS AND CONDITIONS:

Article I.                SCOPE AND PURPOSE

1.1. SUPPLY OF NETWORKED GAMING TERMINALS

1.1.1 SGW undertakes to supply, and EGT hereby accepts, Gaming Terminals as mutually agreed from time to time by the Parties during the Term of this Agreement. As at the Effective Date, the Parties have agreed that the following shall be supplied in accordance with the terms and conditions of this Agreement:

(a) Two hundred (200) Gaming Terminals of the type “SILVERBALL shall be supplied by SGW to EGT. These shall be placed by EGT only in designated and licensed premises situated within such territories which have been mutually agreed and approved by the Parties, which, for the avoidance of doubt shall include the territory of Cambodia. The Parties hereby agree that up to one hundred (100) of such total 200  Silverball Gaming Terminals (with the exact amount to be agreed by the Parties as soon as reasonably practicable after the Effective Date) shall first be shipped to EGT at an address in Macau to be specified by EGT and in accordance with the terms of this agreement, which shall then be installed in licensed venues in Cambodia as soon as reasonably practicable by mutual agreement after the Effective Date. The remaining balance of

Heads of Terms- Elixir Gaming Technologies	Confidential

the Silverball Gaming Terminals shall be shipped at such later date to be mutually agreed by the Parties; and

(b) One hundred (100) Gaming Terminals of the type “APEX” which shall be supplied by SGW to EGT for placement only in designated and licensed premises situated within the territory of Cambodia and/or other licensed territories which have been mutually agreed and approved by the Parties; and which shall be shipped and installed at a date to be mutually agreed by the Parties.

1.1.2 Thereafter, and subject to Clause 1.2.3, SGW undertakes to supply to EGT, which accepts, additional Gaming Terminals as required by EGT from time to time for the duration of this Heads of Terms. Any increase in numbers of terminals over and above those agreed to be supplied according to Clause 1.1.1. shall be set out in a separate addendum to be governed by the terms of this Agreement, and duly updated to Schedule 1 to this Heads of Terms.

1.1.3 The relevant back office system, central server, Epson computers/site controllers for the operation of the Gaming Terminals shall likewise be supplied by SGW.

1.1.4 In addition, SGW shall license and keep updated a games compendium to be operated on the Gaming Terminals, and license the same to EGT in accordance with the terms of the game and software license granted at Clause 7 of these Heads of Terms;

1.1.5 EGT hereby grants to SGW the exclusive right of first negotiation with reference to a new agreement for supply of the SGW System (or any portion thereof) and/or related services for any new Site in Vietnam for which EGT has concluded a legally binding contract with the relevant owner(s) and/or operator(s) of the Site for the supply of Gaming Terminals.  If EGT and SGW are unable to agree on the terms and conditions governing the supply of the SGW System to Vietnam, to be provided during an exclusive negotiation period of one (1) month from date of written notification of the new opportunity, each Party shall be free to negotiate with third parties for provision of Gaming Terminals thereafter in Vietnam.

1.1.6 SGW hereby grants to EGT the exclusive right of first negotiation with reference to a new agreement for supply of the SGW System to the Republic of the Philippines for an exclusive negotiation period of 6 months from the Effective Date (or such longer period as may be agreed by the parties from time to time in writing).

1.2. EVALUATION PERIOD

1.2.1. The Parties agree that up to one hundred (100) SilverBall Gaming Terminals (with the exact amount to be notified by EGT) shall be shipped by SGW as soon as practicable following the Effective Date subject to the regulatory or governmental approval (if applicable). The said SilverBall Gaming Terminals shall be onward shipped to Cambodia as soon as reasonably practicable upon their arrival in Macau  and shall then be installed by EGT at its approved  contractual partner’s venues in Cambodia.

1.2.2. The Parties agree that on or by the twelfth (12th) month from the Effective Date (“First Assessment Date”) the Parties nominated officers shall meet to assess the average performance of the Gaming Terminals supplied to Cambodia. The assessment shall be used to determine (i) the existing market conditions, (ii) the games software supplied (iii) net income revenues derived from operation of the Gaming Terminals and (iv) the cost to each of the Parties of any technical and interface modifications as may be required and affecting the operation of any , of the Gaming Terminals supplied under this Heads of Terms, and (v) EGT’s technical and field service operations and requirements.

1.2.2. On or as soon as reasonably practicable following the First Assessment Date, the Parties shall agree on one of the following courses of action:

(i)             Where the average Royalty Fee due to SGW from Net Income (as defined in Clause 3.1 below) derived from SGW’s Gaming Terminals achieves an acceptable level to SGW (an indicative figure is an average USD 8 per day per Silverball Gaming Terminal and USD 10 per day per Apex Gaming Terminal), and there is a reasonable prospect the level may be maintained following any introduction of tax and licence fees, and any technical modification as required, SGW shall be confirmed as a supplier of Gaming Terminals to EGT on the terms of this Agreement, and shall supply additional volumes as EGT may require from time to time in accordance with Clause 1.1;

Heads of Terms- Elixir Gaming Technologies	Confidential

(ii)         Where the average Royalty Fee paid to SGW from Net Income ( as defined per Clause 3.1) derived from SGW’s Gaming Terminals achieves less than the mutually acceptable level set out at Clause 1.2.2 (i) above, the Parties shall mutually agree to one of the following options:

(a)          EGT may return the underperforming Gaming Terminals (or portion thereof), to the control and possession of SGW by shipping the same to the relevant port of Ireland at shipping and freight costs and any other duties or charges relating to such shipment or exportation to be shared equally by the Parties and EGT shall have no further obligation or liability with respect to the returned Gaming Terminals. In case EGT has returned all the Gaming Terminals and the SGW System pursuant to this sub-clause, then this Agreement shall be deemed to have been terminated upon receipt of the Gaming Terminals and relevant payment by EGT; or

(b)         permit the Gaming Terminals to remain in operation on those Sites and in such case, SGW may choose to supply new game content, and EGT shall use best endeavours to provide alternative locations for the operation of the VLTs which shall remain in operation for a further twelve (12) months from the First Assessment Date (such 24 month period from the Effective Date referred to as the “Second Assessment Date”). The operation of the VLTs shall be assessed against required indicative thresholds as set out at Clause 1.2.2. (i) following which EGT shall confirm EGT as a supplier of Gaming Terminals to EGT on the terms of this Agreement or if the average Royalty Fee paid to SGW from Net Income ( as defined per Clause 3.1) derived from SGW’s Gaming Terminals during the second contractual year still achieves less than the mutually acceptable level set out at Clause 1.2.2 (i), then SGW may require that the VLTs shall be returned in whole or in part  in accordance with Clause 1.2.2. (ii) (a)at any time after the Second Assessment Date.

For the avoidance of doubt, unless pursuant to the provisions of Clauses 1.2.2. (ii) (b), 12.1, 12.1A, 12.2, 12.3, 12.4, and 22 below, SGW shall have no right to terminate this Agreement, in particular, prior to the First Assessment Date. In case of any unlawful termination of this Agreement by SGW, SGW shall, without prejudice to other damages or compensations to which EGT may be entitled under applicable laws, reimburse to EGT of its relevant share of taxes and duties as mentioned in Clause 4.5 and the relevant shipment costs (including but not limited to insurance and freight charges) as mentioned in Clause 9.2 together with the insurance costs, if any, incurred by it under Clause 5.10.

1.2.3 EGT may at any time request SGW to provide additional Gaming Terminals in excess of the 100 (one hundred) units of the type “APEX” and 200 (two hundred) units of the type “SILVERBALL” which have shall have been supplied in accordance with Clause 1.1.1. (such excess gaming terminals hereinafter referred to as the “Additional Units”), and upon receipt of such request, SGW shall be obligated to supply any Additional Units in accordance with the terms of this Agreement Provided That if such Additional Units were installed prior to the First Assessment Date SGW may, although it shall not be obliged, to determine, that any additional APEX Gaming Terminals contained in Additional Units, shall attract a minimum fixed rental fee of USD 10 per day, and Silverball Gaming Terminals comprised in the Additional Units shall attract a minimum fixed rental fee of USD 8 per day only until the First Assessment Date (without prejudice to higher amounts due should the Net Income allow) following which the Gaming Terminals shall be evaluated on the First Assessment Date together with other terminals supplied in accordance with this Clause 1.2. (in a separate evaluation sample).

1.2.4 SGW agrees that it shall not provide APEX or SILVERBALL Gaming Terminals to any other third party in the Cambodia prior to the First Assessment Date. Any further periods of exclusivity will be mutually agreed based on the outcome of the evaluation period as set out at clause 1.2.2. above, (First Assessment Date and at the end of the Second Assessment Date, where applicable according to clause 1.2.2(ii)(a) or clause1.2.2(ii)(b)). For the avoidance of doubt, nothing contained in this Agreement shall preclude EGT, at any time before or after the date of this Agreement, from leasing electronic gaming machines or terminals that have the same or similar specifications or functionalities as the Gaming Terminals from other third parties for use in Cambodia (or agreed authorized market); .

Article 2: SITE APPROVAL

2.1 SGW shall be required to approve (such approval not to be unreasonably withheld or delayed) the location of the Sites nominated by EGT prior to the installation or supply of SGW’s Gaming Terminals.

Heads of Terms- Elixir Gaming Technologies	Confidential

2.2 Subject to the provisions of Clause 1.2, Clause 3.4 and any earlier termination of this Heads of Agreement, the Parties further agree that once supplied, each Gaming Terminal shall remain sited and operational for a minimum five (5) year period.

2.3 For the avoidance of doubt, EGT will supply the Gaming Terminals only to contractual partners who hold the permits necessary for the operation of the Gaming Terminals in Cambodia and which additionally have undertaken to sign and to comply with SGW’s standards and warranties (subject to such modifications of standards or warranties as may be approved by SGW, such approval not to be unreasonably withheld or delayed) as further detailed at Schedule 2 of this Agreement, and as may be notified in writing to EGT from time to time. EGT shall further use best endeavours to ensure that such contractual partner does not set up or operate the Gaming Terminals outside of  Cambodia (or other authorized market);  as had been specifically agreed in writing for deployment of the agreed Gaming Terminals. Should reasonable suspicion arise that one or more of EGT’s contractual partners does not meet the statutory requirements or is operating the Gaming Terminals outside of Cambodia, EGT shall grant SGW access to a complete list of the names and addresses of such defaulting contractual partners. In addition, EGT will immediately take all reasonable steps within its power in order to stop the distribution and the use of Gaming Terminals outside of Cambodia. EGT will fully indemnify and hold harmless SGW for all damages (including reasonable expenses and costs) arising out of either (a) any such illegal or unauthorized supply by EGT itself; or (b) EGT’s failure to take reasonable steps within its power to stop any such illegal or unauthorized supply by its contractual partners.

Article 3:  ROYALTY FEE

3.1. EGT shall pay to SGW for the supply of the SGW System a royalty fee to be paid as follows:

3.1.1. A Royalty Fee of 50% (fifty percent) of Net Income derived from operation of the Gaming Terminals, where “Net Income” is the amount which remains from the total amounts staked on the Gaming Terminals by players less (i) the total amount  paid out in winnings to players ,(ii) less subject to the provisions of clause 3.4, relevant gaming taxes which may become  payable through operation of the VLTs, (iii)  less EGT’s  contractual partners’ share of revenue and (iv) less, subject to the provisions of Clause 3.4,any irrecoverable foreign entity withholding tax, should the same become payable in Cambodia paid or to be paid by the contractual partners before distributing EGT’s share to EGT and to SGW). No further deductions from the Royalty Fee shall be permitted unless expressly agreed in writing herein.

3.2. Software and game updates are provided by SGW free of charge, and subject to the provisions of Clause 6.6., spare parts shall also be supplied by SGW free of charge.

3.3. The Parties acknowledge and agree that where any Gaming Terminal at any one Site on any one week generates negative Net Income (as defined in Clause 3.1.1 above)  then the total amount of such loss shall be set against other Net Income generated by the other Gaming Terminal(s) for that Site during that accounting period, and where a loss still remains then it shall be set against aggregate Net Income Revenue throughout EGT’s estate (but only within Cambodia (or other authorized market); ) during that accounting period and from one accounting period to the next until the loss is extinguished.

3.4. The Parties further agree the Royalty Fee payable under Clause 3.1.1 of this Heads of Terms shall be revised if and where there is a change in taxation policy, legislation or practice, which results in a material change to the intent or effect of this Agreement or affects the financial effect of either party to an appreciable extent under this Agreement. The party so affected shall notify the other party in writing as soon as practicable of such effect. Both parties agree that, in the event such change has a material adverse impact on the economic interest of either party, they will in good faith seek to negotiate new commercial terms within a reasonable time frame taking into account the material change. This clause also applies in the event that there is any change in legislation which requires a modification of the Gaming Terminals in accordance with additional standards and specifications and which EGT or SGW is obliged or agreed to comply with. For the avoidance of doubt, in such circumstances enumerated by this Clause 3.4, the terms of this Agreement shall continue for a period of three (3) months unless and until new terms are agreed in writing. Where agreement has not been reached, either Party may exercise its rights of termination under Clause 12.4.

Article 4.  REPORTING, PAYMENT, TAXES AND AUDIT

4.1. EGT undertakes that the Royalty Fee as set out above is made on a monthly basis in arrears.

4.2. Royalty Fees and payments made under this Heads of Terms are payable in United States Dollars.

Heads of Terms- Elixir Gaming Technologies	Confidential

4.3. EGT shall provide, within five (5) business days (excluding Saturday, Sunday and public holidays in Hong Kong) from the end of each month, a statement containing data relating to performance of the VLTs, and SGW shall raise an invoice in respect of the Royalty Fees due for each monthly period as soon as practicable thereafter. EGT undertakes to effect payment on or by the thirty (30th) day of the date of the invoice.

4.4. EGT shall submit to SGW on a weekly basis information including, but not limited to, performance data of the VLTs for each Site for billing and other purposes in the manner agreed between the Parties. This financial information shall be audited annually and shall likewise be subject to the internal controls and processes as may be agreed with the Sites. EGT also agrees to ensure that clearance and accounting procedures as notified to it by SGW from time to time for the VLTs are strictly adhered to by EGT’s staff working at the Sites as may be required.

4.5. All Royalty Fees and payments are exclusive of sales tax, value added tax or any tax or importation duties, fees or charges. The parties agree that:

(a) importation charges and duties for importing the Gaming Terminals into Macau shall be borne by SGW or reimbursed to EGT by SGW;

(b) all exportation taxes or duties for exporting the SGW System from Ireland shall be borne by SGW until the point of delivery in Macau;

(c) all exportation taxes or duties for exporting, storage or holding terminals in bond prior to re-exporting the SGW System from Macau to Cambodia and/or other territories which have been mutually agreed and approved by the Parties, shall be shared by EGT and SGW on an equal basis, and EGT shall be reimbursed for 50% of all reasonable costs incurred for arranging such export and/or storage; and

(d) importation taxes or duties for importing the SGW System into Cambodia shall be paid by EGT or its customers acting as the Importer of Record as appropriate.

4.6. EGT shall also pay, on behalf of the SGW any withholding tax (if applicable) due on payments made to SGW and undertakes that it has the obligation to provide SGW with proof of payment or certification of taxes paid as withholding taxes, if any, in Hong Kong on an annual basis. SGW undertakes to provide EGT with a certificate of its Irish tax residence on an annual basis.

4.7. Where EGT fails to pay any amount payable within the time period stipulated in Clause 4.2, SGW shall be entitled to charge EGT interest on the overdue amount, payable by EGT on demand, from ten (10) days after the due date up to the date of actual payment at the rate of 2.5% above LIBOR or the highest amount allowable by the applicable law. Said default rate shall apply with respect to all amounts due under this Agreement.   If EGT fails to pay in any consecutive two (2) month period any amount owed to SGW within the dates indicated in the contract, SGW will be entitled to terminate this contract immediately and automatically.

4.8. In the event that there is any discrepancy between EGT’s statement data and SGW’s own data, the data which is retrieved from EGT’s records shall prevail, unless SGW is able to show good cause. Where EGT and SGW agree that there is an error in any statement and/or invoice, on notification of such in writing to SGW, SGW shall issue a credit note where the amount invoiced was higher than required, or an additional invoice for the remaining amount due, as applicable. Where the Parties agree that there is a discrepancy in any monthly statement or invoice, the tax authorities shall be notified where applicable and the correct amounts shall be paid.

4.9. Not more than twice in any contract year, SGW shall have the right to appoint an independent third party auditor who shall have the right upon 48 (forty-eight) hours prior notice to EGT during reasonable business hours to inspect and audit the documents and records of EGT regarding the operation of the VLTs. This right shall only apply to those records evidencing operation of SGW’s VLTs.  EGT shall maintain sufficient records to permit such inspection and auditing for 3 (three) years after the close of each respective accounting period.  The Parties agree that all costs of such audit shall be borne by SGW unless the audit shows a difference of more than 5% (five percent) between the Royalty Fees paid in the previous 12 month period and the Royalty Fee which ought to have been paid and in such case, the audit fee shall be equally shared between EGT and SGW.

Heads of Terms- Elixir Gaming Technologies	Confidential

Article 5: OBLIGATIONS OF EGT

EGT shall be responsible for and undertakes the following:

5.1. Networking of equipment: Subject to a successful outcome of the evaluation period in accordance with Clause 1.2.2., EGT agrees to appoint and employ a Project Manager to assist SGW in its certification of the Gaming Terminals as may be required (if any) from time to time in Cambodia (or other authorized market). The appointed Project Manager shall be assigned the responsibility of interfacing the SGW System with any networking or other technical requirements in Cambodia (or other authorized market); he or she will liaise with the authority responsible for gaming and technical certification of the Gaming Terminals (other than GLI approvals already sought and obtained for the APEX Gaming Terminals) and ensure compliance with the laws in Cambodia (or other authorized market). All legal and regulatory requirements affecting operation of SGW’s Gaming Terminals shall, notwithstanding the foregoing, be notified to SGW.

5.2. Communications:  EGT agrees to provide or procure that its contractual partners of the Sites to make available a reliable DSL Broadband Connection or other suitable electronic communication to a specification supplied by SGW at each Site from a telecommunications provider of good repute for the correct functioning of the network. In addition, EGT shall provide or procure its relevant contractual partner to provide, a telephone line at each Site at its own (or its contractual partners’) cost.

5.3. Conditions relating to the Gaming Terminals: EGT agrees that it shall (i) not remove or permit (to the extent within its authority and control) to be removed any label attached to any Gaming Terminal stating it is the property of SGW; (ii) not do anything to sell, assign, pledge, encumber or charge the Gaming Terminals in any way; (iii) not move any part of the equipment, nor permit (to the extent within its authority and control) that any part of the equipment be removed from the Site once installed, unless with prior consent of SGW; (iv) Not to use or permit (to the extent within its authority and control) to be used the Gaming Terminals in contravention of applicable laws and regulations, or the written instructions communicated by SGW to EGT from time to time.

EGT shall indemnify and keep indemnified SGW against any loss of equipment, or any other liability incurred by SGW which liability arose out of the breach of EGT’s obligations under this clause 5.3.

5.4  Clearing and Accounting Procedures: EGT undertakes to ensure that Gaming Terminal clearance and accounting procedures as notified by SGW, are strictly adhered to by EGT’s staff or sub-agents working at the Sites and carried out at each Site once on each day the Site is open for business. Where the Sites are not operated by EGT itself, EGT undertakes to SGW that it will use its best endeavours to procure that these procedures will be adhered by the respective contractual partners in the Sites.

5.5. Distributors of Gaming Machines to contract partners-Required Approvals: Prior to any supply or installation. EGT shall submit the name, and address of its contractual partners to SGW, which undertakes that, within five (5) working days from the request by EGT, it will respond as to whether that contractual partner is approved (such approval not to be unreasonably withheld or delayed) as operator of SGW’s Gaming Terminals in accordance with SGW compliance procedures and processes. In addition, EGT shall procure that such approved contractual partners shall sign the standard warranties and representations contained in this Agreement at Schedule 2 (subject to such modifications of standards or warranties as may be approved by SGW, such approval not to be unreasonably withheld or delayed) , and shall remain properly licensed at all times of operation of the Gaming Terminals. EGT will be responsible for ensuring that each of its approved contractual partners is aware of the terms of this Agreement which affect that approved partner and shall use its reasonable endeavours to ensure that the approved partner complies with the terms of this Agreement. EGT shall further take reasonable precautions to ensure that the approved contractual partner does not, without any valid reason, switch off or in any way disable  any part of the SGW System without the agreement of  SGW.

5.6.  Provision of Data: EGT agrees to provide data relating to the Gaming Terminal and to their operation, including but not limited to, details of their turnover and volumes. This information may be provided only as allowed under the applicable laws protecting confidentiality of the game data.

5.7. Alteration to Software: EGT agrees and warrants that it will not itself and will not permit (to the extent within its authority and reasonable control)  any third party to alter or modify the whole or any part of the Gaming Terminals hardware, software, or games licensed and provided by SGW hereunder, nor permit (to the extent within its authority and control) the whole or any part of the same to be combined with, or become incorporated in, any other program, nor will it copy, decompile, disassemble adapt or reverse engineer the same, nor attempt to do any such things, nor will it make copies of any documents relating to the Software and Games, except as may be expressly permitted by SGW in writing.

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EGT shall indemnify and keep indemnified SGW against any intellectual property breach, or any other liability incurred by SGW which liability arose out of the breach of EGT’s obligations under this clause 5.7.

5.8. Inspection of Sites: EGT shall permit or shall procure its relevant contractual partner of the Site to permit SGW to inspect and to have access to any Site where Gaming Terminals are supplied and installed for the purpose of ensuring that the terms of the software license, and the confidential data obligations of EGT are complied with, such inspections to take place only on reasonable prior written notice.

5.9. Health and Safety: EGT shall be responsible in accordance with applicable laws for the safety of all of its own employees and personnel  employed to carry out obligations on EGT’s behalf for the provision of services under this Agreement and EGT undertakes to comply with all reasonable and relevant health and safety directions notified by SGW in writing in relation to the equipment supplied

5.10. Security and Vandalism: EGT undertakes to ensure that its contractual partners shall be fully liable for any third party criminal damage or vandalism to the Gaming Terminals whilst these  are in storage or on Sites within Cambodia and shall further maintain reasonably adequate security of their operations and access to data, and shall be responsible for the costs associated with replacement parts due to vandalism, criminal damage or otherwise through negligence (save and except for negligence or any damage caused by SGW, its employees or agents). EGT shall indemnify and hold harmless SGW for any loss or damage caused to the Gaming Terminals in this respect. Without prejudice to the obligations of EGT herein, EGT may, at its sole discretion, decide to insure (at its costs) by itself or require SGW to insure (but with the relevant reasonable insurance costs to be reimbursed by EGT) the Gaming Terminals and the SGW System with such reputable insurance companies against all loss or damage to them. For the avoidance of doubt, (i) insurance of the Gaming Terminals shall be maintained by SGW up to the agreed point of delivery in Macau; and (ii) if the insurance for the full replacement costs of the Gaming Terminals and the SGW System has been taken out at EGT’s costs under this provision, then in case of any damage to the Gaming Terminals and/or SGW System due to vandalism, criminal damage or otherwise through negligence, SGW shall not be entitled to any double recovery of its loss from both EGT and the relevant insurance company.

Article 6: SGW’s OBLIGATIONS

SGW undertakes to provide the following supplies and services to EGT:-

6.1. Supply of Equipment: SGW will provide the Gaming Terminals and site hardware to support operation of the Gaming Terminals for use on each of the Sites allocated and agreed by the Parties in accordance with Clause 2;

6.2. Certification: SGW shall be responsible, with the reasonable assistance of EGT, for the costs associated with any development work associated with achieving certification and compliance of the Gaming Terminals with notified regulations and standards (if applicable) to allow for distribution of Gaming Terminals and the SGW System in Cambodia.

6.3. Network: SGW shall work with EGT to set up a private communications network for functioning of the equipment supplied, and shall provide remote maintenance services to the SGW System and Gaming Terminals on an “as-required” basis (and as permitted by applicable laws in Cambodia)..

6.4. Training and Manuals: SGW shall provide initial basic training on the Gaming Terminals to EGT’s and its customer appointed staff. SGW undertakes to send, at its cost, a qualified technical person for a minimum of one week to provide onsite training as required in Manila and/or Phnom Penh as required. In addition, a technical manager shall be appointed to administer operation of the  VLTs provided under the terms of this Agreement and shall remain in Cambodia or other place (to be agreed by the Parties) as reasonably required to support the installation process for a minimum of sixty (60) days. In addition, SGW shall provide installation manuals for EGT or its customers to be able to provide fault fixing and maintenance of the Gaming Terminals as required.

6.5. Dedicated Website: SGW shall provide reasonable access to EGT to a dedicated web interface of SGW in order to extract Site performance and other related data for the Gaming Terminals installed in the Sites in Cambodia (or other authorized market);

6.6. Spare Parts: as soon as reasonably practicable after the Effective Date a suitable stock of spare parts for the Gaming Terminals shall be provided free of charge, and faulty parts shall be replaced on a one for one basis in order for EGT to maintain and service the Gaming Terminals up to the service standards required by EGT or pursuant to the SLA (if signed) as contemplated under Recital (C) above. Those Gaming Terminals which are shown to have been replaced due to faultiness or breach of manufacturer warranty shall be replaced at the cost of SGW. Where such replacement is required due to vandalism or

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criminal damage on Site, replacement Gaming Terminals shall be supplied and replaced at cost of EGT (or the relevant contractual partners of EGT as the case may be in accordance with Clause 5.10 above)

6.7. Games Content: The games content for operation on the Gaming Terminals shall be solely supplied by SGW (and its affiliates’) and shall be mutually agreed by the Parties subject to regulatory approvals as may be required in Cambodia.

6.8. Updates: SGW undertakes to consult EGT about new hardware or software which may enhance the Gaming Terminals — however, subject to compliance at all ties with applicable laws and regulations, the discretion to implement such proposed changes shall remain with SGW, unless otherwise agreed on a case by case basis.

Article 7: SOFTWARE AND GAMES CONTENT LICENSE

7.1.SGW System: Subject to the restrictions at Clause 7.3, SGW hereby grants EGT a non- exclusive, non-transferrable license (in object code only), and limited in time until the expiry or termination of this Heads of Terms, and for use solely within Cambodia, for use of the gaming platform software and related back office game systems in order to install the games on the Gaming Terminals supplied by the SGW.

7.2. Games Compendium: Subject to the restrictions at Clause 7.3 , SGW hereby grants to EGT a non-transferable, non-perpetual licence to use, lease and enjoy the Games Compendium on those Gaming Terminals supplied by SGW under this Heads of Term and associated Game Intellectual Property, for the purposes of carrying on the business of EGT and its permitted contractual partners, as set out in this Heads of Terms. EGT shall be entitled to sub-license the license hereby granted for use of the Games Compendium to its contractual casino operator partners in Cambodia on the same terms and with the same restrictions as are contained within this Heads of Terms

7.3 Licence Restrictions: EGT shall not and shall procure its contractual partners  not to permit any third party to utilise or to gain access to this licensed intellectual property. The license grant shall be restricted strictly for use solely in Cambodia (and other markets as expressly agreed) and strictly for the duration of this Heads of Terms and subject always to EGT paying the Royalty Fees. In particular, EGT is prohibited from rebuilding, deconstructing, reverse engineering or copying the hardware, the Games Compendium, the SGW System or the gaming platform software of the Gaming Terminals, system and/or communications network supplied and/or component parts of any of the foregoing except as expressly permitted by applicable law.

Article 8. INTELLECTUAL PROPERTY RIGHTS

8.1. EGT acknowledges and agrees that SGW has and at all times will retain all right, title, ownership and interest  in the SGW System,  Games compendiums supplied,  and all information and software documentation, trademarks, logos, patents and associated intellectual property (including without limitation any copies and derivative works thereof) and including all intellectual property rights therein and thereto.  All additions, attachments, accessories and repairs at any time made to or placed upon Gaming Terminals or Games Compendium supplied shall be and remain the property of SGW.  EGT shall not in any way assert for itself, or attempt in any manner to transfer, sell, assign, license or distribute any right, title or interest in the Games Compendium, the SGW System or the software supplied (or any part thereof).

8.2. In the event that EGT breaches or otherwise infringes any of the intellectual property rights subject of the Games Compendium supplied, related game content, artwork, game software provided and supplied under this or other Agreement, EGT will be liable to pay to SGW damages, legal costs and fees, including loss of profit, costs and expenses. In the event that any of EGT’s contractual partners breach or otherwise infringe any of the intellectual property rights subject of the Games Compendium supplied, related game content, artwork, game software provided and supplied under this or other Agreement, EGT shall use best efforts to provide all reasonable assistance to SGW in taking appropriate actions against such defaulting contractual partner(s) of EGT.

8.3. SGW undertakes to take reasonable precautions against abusive manipulation of the software by unauthorized third parties on a suitable scale which shall correspond to the state of the art as currently available, and shall be responsible for the correctness and completeness of the documentation to be provided by it in relation to operation of the Gaming Terminals.

8.4. Notwithstanding anything to the contrary contained herein, it is agreed by the Parties that all data and information on or regarding the players of the Gaming Terminals collected by the SGW system and/or or software supplied by SGW hereunder shall at all times be commonly owned by EGT and SGW. For the avoidance of doubt, at any time after any expiry or termination of this Heads of Terms, each Party shall be

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free to make use of such player data or information to facilitate or for pursuance of its own business to the exclusion of any confidential data in relation to the SGW System or the Games Compendium which know how and information shall at all times remain the sole and exclusive property of SGW.

8.5 This clause shall survive termination or expiry of this Heads of Terms for a period of 5 (five) years from the date of expiry or termination thereof.

Article 9:IMPORTATION AND INSTALLATION

9.1. Delivery and Shipping: SGW shall have available the Gaming Terminals being supplied under this Agreement for shipping Origin (the European Union) on CIF Terms (Cost, Insurance and Freight) to Macau on a date agreed between the parties taking into consideration EGTs delivery schedule drawn up by EGT and SGW according to the timeline as may be requested by EGT or EGT’s contractual partners and agreed by the Parties. The address in Macau shall be notified to SGW at least three (3) weeks prior to the shipment date for any new terminals. In the event that any delivery is not possible within the time frame originally agreed or intended, SGW shall notify EGT five(5) days beforehand in writing and the parties shall agree on a future reasonable delivery date to allow for third party delays, or delays which may be due to obtaining proper documentation.

9.2. Importation of Gaming Terminals: EGT undertakes that it shall act or as the case may be, shall procure its relevant contractual partner to act, as the Importer of Record in relation to the importation of the Gaming Terminals into Macau, and shall also provide adequate storage facilities for equipment supplied pending their supply, onward shipment and installation into agreed Sites within Cambodia or other authorized territories to be agreed by the Parties. Onward delivery (Cost, Insurance and Freight) to Cambodia or each  authorized market from the point of delivery in Macau notified in accordance with Clause 9.1. shall be at the responsibility, cost and expense of the parties in equal share. The respective responsibilities of the Parties regarding payment of the relevant import and/or export taxes and duties are more particularly set out in Clause 4.5 above.

9.3 Installation: EGT shall install the Gaming Terminals at the Sites within Cambodia (or  other authorized market), subject to SGW providing the necessary assistance and initial training to EGT personnel for proper installation of the first gaming terminals supplied in accordance with Clause 6.4.

Article 10:  WARRANTIES AND REPRESENTATIONS

10.1. EGT undertakes that it shall hold and maintain in force all relevant license (if necessary) within Cambodia (or other authorized market) for the distribution, importation, operation (if applicable) and supply of Gaming Terminals and that it shall comply with the conditions of such license in order to perform its obligations under this Heads of Terms.

10.2. Each Party binds and warrants to the other Party that it shall be bound by and comply with the applicable warranties and representations contained at Schedule 2 to these Heads of Terms.

Article 11. TERM

11.1. This Heads of Terms shall be valid upon as from the Effective Date and shall continue for a minimum period of five (5) years there from (the “Term”) unless earlier terminated in accordance with its terms and all applicable provisions of this Heads of Terms (including the liability of EGT to pay the Royalty Fee) shall apply to the operation of all Gaming Terminals throughout the period of deployment in accordance with this clause.

11.2. Where neither party has given prior notice to the other party at least sixty (60) days prior to expiry of the Term at any time to the other for termination, this Agreement shall be automatically renewed for further twelve (12) month periods on the same terms and conditions as expressed in this Heads of Terms. (the “Extended Term”)

11.3. Notwithstanding the above, where the Term (or Extended Term as applicable) has expired and notice of termination has been served on the other, the Parties undertake that they shall in good faith exclusively negotiate the possibility of not terminating the Agreement and the renewal thereof during the period commencing sixty (60) days prior to the expiration of this Heads of Terms at the end of which, this Agreement shall be terminated without requirement for further notice.

Article 12. TERMINATION

12.1. Either Party (“Non-defaulting Party”) may give fourteen (14) days notice in writing to the other

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Party (“Defaulting Party”) terminating this Heads of Terms forthwith:

12.1.1. if the Defaulting Party commits a material breach of these terms which is not capable of remedy (and, where the breach is capable of remedy, fails to remedy the same within thirty (30) days (or such longer period of time as may be agreed by the Non-defaulting Party in its absolute discretion) of the date of written notice from the Non-defaulting Party so to do);

12.1.2. if an order is made or a resolution is passed for the winding up of the Defaulting Party , or an order is made for the appointment of an administrator to manage the affairs, business and property of the Defaulting Party, or such an administrator is appointed, or documents are filed with the Court for the appointment of an administrator, or notice of intention to appoint an administrator is given by the Defaulting Party or its directors or by a qualifying charge holder, or a receiver is appointed of any of the Defaulting Party’s assets or undertakings, or circumstances arise which entitle the Court or a creditor to appoint a receiver or manager or which entitle the Court to make a winding-up order, or any other party takes or suffers any similar or analogous action in consequence of debt.

12.1A      In addition to the above, SGW may also terminate this Heads of Terms by immediate written notice to EGT :

12.1A.1. if EGT is in default by making an unauthorized use, copying or distribution of the software, games of hardware and equipment supplied in breach of the terms of the licence granted in accordance with Clause 7;

12.1A.2. the necessary permits or licenses (if any) of EGT are suspended, revoked or otherwise not renewed by the relevant regulatory bodies (if applicable) in Cambodia (or other authorized market). For the avoidance of doubt, the suspension or revocation of the relevant permits or licenses by the regulatory authority shall not by itself be regarded as a default on the part of EGT;

12.2.  In the event that in that legislation or regulations are introduced which ban in whole or in part the operation of the Gaming Terminals in Cambodia or other agreed territory in this Heads of Terms, or the same shall be prohibited or become illegal by statute or court decision or by action of any cognizant governmental agency, the Term of this Heads of Terms shall be deemed to have terminated as of the date of such prohibition or cessation of such allowance for Gaming Terminals to be operated, but without prejudice to the rights of either Party up to the date of termination.

12.3 In the event that either of the Parties or any affiliate of that Party acquire or have control or influence over, or are controlled or influenced by, any Party or person or business entity which shall be deemed (in the reasonable opinion based on the results of the background due diligence as contemplated below) by the first Party to be a conflict of interest or is likely to result in a material adverse change in the legal, regulatory, ethical or financial prospects of the other Party, the first Party may terminate this Agreement by immediate written notice in writing.  For the avoidance of doubt this shall include the successful completion of a background due diligence investigation of that Party, person or business entity by the relevant Party.

12.4. Either Party may terminate on fourteen (14) days further notice where the Parties have been unable to agree new commercial terms within three months from the start of the negotiation period in accordance with Clause 3.4.

12.5         In addition to the above, this Agreement shall be deemed terminated without further notice once EGT has returned all the Gaming Terminals and SGW System in accordance with Clause 1.2.2 (ii)(a) or Clause 1.2.2(ii)(b).

12.6. Termination under this Clause 12 shall be without prejudice to any rights which may have accrued to either of the Parties prior to such termination.

Article 13: CONSEQUENCES OF TERMINATION

13.1 Upon expiry or termination for whatever reason, EGT is obliged to remove all of SGW’s Gaming Terminals, SGW System,  properties, materials and equipment from EGT’s and any of its contractual partners premises where Gaming Terminals are sited according to an Exit Plan (to be agreed by the parties in good faith)  for Cambodia (or other authorized market); The costs (including but not limited to insurance and freight charges) of such removal and all the taxes and duties relating to the re-exportation of the SGW System out from the relevant authorized market);  shall be shared by the parties equally unless the termination is due to the default of any one party in which case all such costs and duties shall be borne by the defaulting party. To the extent that the removal process is not carried out due to EGT’s default, SGW

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shall be granted unrestricted access to all premises where the SGW System or Gaming Terminals are installed, and EGT will reimburse all costs and expenses associated with the removal and shipping of all such SGW’s equipment to the relevant port in Ireland.

13.2. EGT shall return to SGW all and any software, intellectual property licensed hereunder or documentation, and each party shall return to the other any documents, copy or other material containing Confidential Information which belongs to the other Party.

13.3. Each Party shall make any outstanding and payable fee or debt due to SGW under this Agreement within a maximum period of thirty (30) days of termination.

13.4 Clauses 3 (Obligation to pay the Royalty Fee) Clause 8 (Ownership of Intellectual Property), Clause 13 (Consequences of Termination), Clause 15 (Confidential Information), Clause 18 (Third Party Rights), Clause 19 (Entire Agreement), Clause 20 (Severability) and Clause 21 (Jurisdiction and Governing Law) and any other terms of this Heads of Terms which is either capable of having effect or expressly continue have effect after termination will continue to be effective notwithstanding any expiry or termination until such time as stated in each respective case.

Article 14: AMENDMENT ONLY IN WRITING

Amendments to this Heads of Terms may be proposed by any one of the Parties by giving notice in writing to the other Party and shall only be brought in force by written agreement of the Parties. The Parties further agree that any proposed amendment shall not suspend the operations of this Agreement until it is implemented or otherwise.

Article 15. CONFIDENTIAL INFORMATION

15.1. Unless otherwise specified in this Agreement, all confidential information provided shall be clearly indicated as confidential information, either orally or in writing by the party providing the information, at the time of disclosure to the other Party.

15.2 It is understood and agreed by the parties that the SGW System, Gaming Terminals and related software and its corresponding manuals and documentation is confidential information and proprietary to SGW.  It is understood and agreed by the Parties that this Heads of Terms, its terms and its conditions are all deemed to be confidential information under this Clause. EGT and SGW shall in all respects honor and maintain the confidentiality of such confidential or proprietary information as may be disclosed by one party or the other.

15.3 Therefore each Party shall hold the confidential information of the other in strictest confidence and, except as previously authorized in writing by the other party, and (i) shall use the confidential information only in furtherance and for the performance of this Agreement, (ii) shall only copy confidential information to the minimum extent necessary to perform the necessary tasks relating to the confidential information, and (iii) shall not disclose the confidential information to any person or entity except to any government agency and/or employee who has regulatory authority over EGT or SGW, and in respect of each, their parent , subsidiary or related companies, including gaming regulatory agencies, and those employees, auditors, Affiliates or counsel of the Party to whom the information has been disclosed who have a need to know the confidential information for purposes of such Party’s compliance with its obligations under this Agreement.

15.4 EGT agrees that any of SGW’s Confidential Information may only be supplied to contractual partners who are also similarly bound by confidentiality provisions to protect the information of SGW which are at a minimum commensurate with the requirements as set out on this Clause 15.

15.5 Each Party agrees to return any and all confidential information furnished by the other party promptly at the request of the disclosing party in whatever form the receiving party maintains it.  Upon the termination of this Agreement, the receiving party shall not use any of such confidential information or any material derived from such confidential information for any purpose.

15.6 The Parties each agree that the confidential information they disclose under this Agreement may be provided to any governmental agency duly authorized and the obligations of confidentiality under this Clause 15 do not apply to information that is (i) in the public domain; (ii) known by a party prior to disclosure by the other party; or (iii) independently developed by a party without relying on the confidential information of the other party.”

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Article 16. FORCE MAJEURE

Non-performance of any of the obligations of SGW or EGT (other than payment obligations) hereunder due to delays from any cause beyond their respective control which could not by reasonable diligence have been avoided, including the act of governmental authority, force majeure, act of God, accident such as fire, failure of communication lines or any common carrier services (telecommunications, power), shortage of fuel or other material shortage, shall be excusable delay and shall not be a breach of this Agreement. Neither EGT nor SGW shall be liable to the other for any additional cost as a result of any such delay.

Article 17. ASSIGNMENT

SGW shall be entitled to assign the Agreement to a parent company, sister company, or subsidiary which holds all required licences and has the capacity to fulfil the requirements set forth in this Agreement.  EGT shall likewise be entitled to assign this contract to an entity holding all necessary licenses, and which additionally is notified to SGW and achieves a successful background due diligence check in accordance with SGW Compliance Committee procedures and policies. All other assignments of this Agreement by either Party are not allowed unless otherwise expressly agreed by the other Party in writing.

Article 18. THIRD PARTY RIGHTS

No term of this Heads of Terms (including the software license granted pursuant to Clause 7) is intended to confer a benefit on, or to be enforceable by, any person who is not a party to this Agreement.

Article 19. ENTIRE AGREEMENT

This Heads of Terms (including the license granted under this Heads of Terms) and the Schedules thereto contain and constitute the whole agreement between the parties relating to the subject matter hereof and supersedes all prior agreements understanding and arrangements between the parties relating to that subject matter.

Article 20.  SEVERABILITY

If any provision of this agreement is judged to be illegal or unenforceable, the continuation in full force and effect of the remainder of the provisions shall not be prejudiced.

Article 21: JURISDICTION AND GOVERNING LAW

Any dispute between the parties arising out of or in connection with this Agreement, including the validity, invalidity, breach or termination thereof, which could not be settled amicably, shall be finally settled under and in accordance with the laws of the England and the Parties hereby submit to the non- exclusive jurisdiction of the courts of England and Wales.

Article 22. COMPLIANCE AND SPECIAL TERMINATION

Both Parties acknowledge that the other Party operates under privileged licences in a highly regulated industry, and maintains a compliance program to protect and preserve its name, reputation, integrity and goodwill through a thorough review and determination of the integrity and fitness, both initially and thereafter, of any person or company with which is associates.  This Heads of Terms and the association of the Parties thereto is contingent on the continued approval under the compliance program of the Parties.  Each Party shall cooperate with the other Party as reasonably requested and provide such information as it may reasonably request on appropriate notice, on its behalf or on behalf of any relevant regulatory body.  If either Party is required to withdraw its approval of this Heads of Terms then that Party may terminate this Agreement immediately and neither Party shall have any additional rights hereunder except as may be otherwise contained in each of the Agreements.  In addition, either Party may terminate this Agreement in the event that that Party discovers facts with respect to the other Party that may jeopardise the gaming licences, permits or status of that Party or any of its subsidiaries or Affiliates with any gaming commission, board or similar regulatory or law enforcement authority.  Performance of this Agreement is contingent upon obtaining any and all necessary initial and continuing approvals required by any regulatory agency with jurisdiction over the subject matter of this Agreement.

Article 23: ADVERTISING APPROVALS

23.1.                        SGW shall provide artwork in the form of promotional kits for advertising to EGT and its appointed sub-licensees free of charge; however such artwork may only be used for the intended purpose of

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advertising the associated Games Compendium from which the artwork is derived, and MUST be approved in writing by SGW in its sole discretion before release to the public or to any third parties.

23.2.                        Artwork as supplied by SGW, other than being proportionally resized or dimensionally skewed must NOT be modified in any other way, UNLESS with express written consent. Specifically, unless otherwise agreed:

(i)            alteration, distortion, cropping, or enhancement is not authorised;

(ii)           overlaying or confusion with nearby text or graphics when used in larger compositions is not authorised;

(iii)          Artwork must be used in whole form as supplied with no masking or fading;

(iv)          Artwork must not be used in any manner contrary to the context of the original Game, and specifically shall not be represented next to any defamatory or libellous content;.

(v)           All compilations using Game artwork must include “Under license from Reel Time Gaming” or alternatively “Under license from IPC” if so instructed by SGW.

Article 23: PUBLIC ANNOUNCEMENTS

No Party shall issue or make any public announcement to the media or in any other public forum or disclose any information regarding this Agreement unless prior written consent has been obtained from the other Party (such consent not to be unreasonably withheld or delayed).

The Heads of Terms are acknowledged, accepted and agreed.

Scientific Games Worldwide Limited

By:

Name:
Title: Director

The above Heads of Terms are hereby acknowledged, accepted, and agreed.

Elixir Gaming Technologies (Hong Kong) Limited

By:

Name:	Clarence Chung
Title:	Chief Executive Officer

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Schedule 1

Specification of Gaming Terminal

The Global Draw “APEX” Cabinet

General Configuration

•	steel cabinet with chrome plating

•	double signal candlelight (lightning column)

•	touchscreen on the lower monitor - 3m serial EXII

EXII

•	two 19” TFT LCD monitors

•	cpu secure locking system

•	wireloom made for our standard

•	electronic keysystem

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The SilverBall Gaming Terminals:

Weight: 87 kg

Packaging: B – 550mm, T – 730mm, H – 1290mm

Packaging with pallet: B – 800mm, T – 800mm, H – 1390mm

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Schedule 2

WARRANTIES AND INDEMNITIES

EGT represents and warrants the following:

Liabilities

1.1.EGT shall pay and be responsible for all and any tax, duties, charges, fines, penalties and interest that relate or attributable to its business (“Liabilities”) and indemnify and keep indemnified SGW against the Liabilities, or any other liability incurred by SGW which liability arose out of the failure by EGT to pay such.

1.2. EGT agrees and warrants that it shall at all times keep the Gaming Terminals and related equipment free and clear of any and all mortgages, pledges, security interests, charges, encumbrances, claims and liens of anyone other than SGW, and shall not transfer, assign, lend, license or otherwise dispose of any Gaming Terminals and equipment without SGW’s prior under written consent. EGT shall indemnify on demand and keep indemnified SGW against all and any breaches of this covenant.

Warranties of Compliance with applicable laws

1.2 EGT binds and warrants to SGW, and SGW bind and warrants to EGT that as the Effective Date and at all times during the term of these Heads of Terms:

1.2.1. All information supplied and all information that will be supplied by it to the other party  is or will be complete, truthful, legal and accurate;

1.2.2. It will comply with the applicable laws of the Cambodia including, but not limited to, applicable anti-corruption, competition, anti-money laundering, licensing, and registration laws;

1.2.3. EGT undertakes and warrants that in order to comply with the applicable gaming regulations, it shall also not accept the placement of Internet, telephone or other remote wagers or bets on the Gaming Terminals;

1.2.4. It has not made or authorized and will not, directly or indirectly, make or authorize any payments or gifts, or offers or promises of payments or gifts or things of value, directly or indirectly, to any official or employee of any national, state, or local government or any agency or instrumentality thereof, for the purpose of business or improper gain;

1.2.5. It will keep accurate books and records in respect of any dealings with the other Party whether pursuant to this Heads of Terms or otherwise;

1.2.6. It has not paid, or offered, or agreed to pay any political contributions in respect of the subject matter of this Heads of Terms and will not do so in the future;

1.2 7. Neither it nor any of its shareholders, employees, officers, or directors is an official or employee of a Cambodian, Philippine, U.S. or other national, state, or local Government or any agency or instrumentality thereof, an official of a political party, or a candidate for political office.

1.2.8. It has not been convicted of or pleaded guilty to a criminal offence, including fraud or corruption, and that it is not, to the best of its knowledge, subject of any Government investigation for such offences, and that it is not listed by any Government Agency as debarred, suspended, proposed for suspension or debarment, or otherwise ineligible for government programs.